Exhibit 10.1

June 16, 2021

OneWater Marine Inc.
One Water Marine Holdings, LLC
One Water Assets & Operations, LLC
Singleton Assets & Operations, LLC
Legendary Assets & Operations, LLC
South Florida Assets & Operations, LLC
Midwest Assets & Operations, LLC
South Shore Lake Erie Assets & Operations, LLC
Bosun’s Assets & Operations, LLC
Attn: Austin Singleton
6275 Lanier Islands Parkway
Buford, GA 30518

RE:	OneWater Marine, Inc. June 2021 Dividend

Dear Mr. Singleton:
Reference is hereby made to that certain: (i) Sixth Amended and Restated Inventory Financing Agreement dated February 11, 2020 by and between CDF and Dealers (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “IFA”), (ii) Amended and Restated Collateralized Guaranty (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “the PubCo Guaranty”) dated February 11, 2020 executed by OneWater Marine Inc., a Delaware corporation (“PubCo”) in favor of Agent, and (iii) Seventh Amended and Restated Collateral Guaranty (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Holdings Guaranty,” and together with the PubCo Guaranty, each a “Guaranty,” and collectively, the “Guaranties”) dated February 11, 2020, executed by One Water Holdings, LLC, a Delaware limited liability company (“Holdings”). All capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the applicable Guaranty.
Each of PubCo and Holdings informed Agent on or about June 16, 2021 that on July 19, 2021, (i) PubCo desires to make a dividend to its stockholders (the “2021 PubCo Dividend”) and Holdings desires to make a dividend to its unitholders (including, without limitation, PubCo) (the “2021 Holdings Dividend,” and together with the PubCo Dividend, the “2021 Dividends”) in an aggregate amount not to exceed $30,000,000.00. Each 2021 Dividend constitutes a Restricted Payment under each Guaranty and is not a Permitted Restricted Payment (as defined in the IFA).
Pursuant to Section 7 of the applicable Guaranty, Agent’s prior written approval is required before PubCo or Holdings, as applicable, may make any Restricted Payment that is not a Permitted Restricted Payment. PubCo and Holdings have requested that Agent consent to PubCo’s making of the 2021 Dividends.
Agent hereby consents to PubCo’s and Holdings’ making of the 2021 Dividends on July 19, 2021; provided, however, that for the avoidance of doubt, the 2021 Dividends shall not exceed an aggregate amount of $30,000,000.00. For the further avoidance of doubt, any of the 2021 Holdings Dividend made to PubCo so that PubCo may make the 2021 PubCo Dividend shall not be counted in calculating whether the 2021 Dividends exceed such $30,000,000.00 aggregate maximum.
This consent shall not entitle Dealers or Guarantors (as defined in the IFA) to any other or further consents, waivers or extensions in any similar or other circumstances. In no event shall this consent be deemed to be a waiver of Agent’s or any Lender’s rights with respect to any breach, default or Default (as defined in the IFA) which exists or might exist at any time under any Loan Document (as defined in the IFA), the Guaranty or any other guaranty, or any other document related thereto, whether or not known to Agent or any Lender and whether or not existing on the date of this Letter.
This Letter shall be governed by and construed in accordance with the laws of the State of Illinois.
[Signature Page to Follow]

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as Agent

By:	/s/ Thomas Adamski
Name:	Thomas Adamski
Title:	VP Credit

[Signature Page to 2021 Dividend Consent]